EXHIBIT 99.2

Transcript of Interview with KCSA Strategic Communications, dated May 12, 2016

Philip Carlson:

Welcome everyone to Terra Tech's first quarter 2016 financial results conference call. A replay of this call will be available at www.smallcapvoice.com and will be archived on the investor relations sections of the Terra Tech website

Before we begin, please let me remind you that during the course of this conference call Terra Tech's management may make forward looking statements. These forward looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations.

These risks are outlined in the risk factor section of our SEC filings. Any forward looking statements should be considered in light of these factors. Please also know as a safe harbor any outlook we present is as of today and management does not undertake any obligation to revise any forward looking statements in the future.

With me on the call today or Mr. Derek Peterson Terra Tech's chairman and chief executive officer and Mike James chief financial officer. With that, I would now like to hand the call over to Derek.

Derek Peterson:

Phil, thank you very much for the introduction and I want to thank all of our shareholders for joining us today as we discuss Terra Tech's 2016 first quarter results as well as providing an operational as well as business update.

Top line revenue as everybody hopefully had a chance to see has increased to $1.5 million that's an increase of 103 percent compared to the prior year period over period. The increase was driven largely by higher sales from the edible garden division. We had a warm summer anybody back in the Northeast saw and we were able to get higher production and the stores started buying more product, which was an unexpected boon for us.

I wanted to remind everybody 'cause I get a lot of e-mails so they have complete understanding that even though we acquired Bloom up in Oakland during Q1 it was literally on the last day so none of the financial results in Q1 have anything to do with the Bloom revenue coming out of the retail facility in northern California.

1

Falling up on that, when we began, like I said, we acquired Bloom Oakland on March 31, which made us the first only US based publicly traded company that touches every aspect of the cannabis life cycle from cultivation to extraction to branding and now with the acquisition of Bloom, full retail sale. This acquisition enhances cash flow and positions us to capitalize on the medical marijuana regulation and safety act otherwise called MMRSA, which comes into effect this year and will allow companies to operate on a for profit basis. Let me _______, it actually comes into effect in 2018 there are some portions like the for profit piece that may come into effect in advance of that, just so everybody has full understanding.

In addition, we opened a new Las Vegas dispensary in Western Avenue with the grand opening we actually had on April 20 it was well attended. I get a lot of questions on elaborating on sales; Q2 is going to be the fully integrated quarter that has both Bloom as well as sales from the retail division in Nevada. So I wanted to make sure that people understood we normally don't, you know we don't issue or we don't discuss sales until it comes time to quarterly report.

We're putting a lot of marketing efforts in place in Nevada and Nevada's a unique area, as a lot of people know that have been there. It's really relationship built but it's also financial built and there's a model here when it comes to marketing and expanding and it's really the centers of influences. It's the casino hosts, it's the nightlife teams, and it's the day club crews, the street teams, as well as other relationships that we may have.

We just brought on DJ Franzen, which is the resident DJ at Drai's Nightclub to be a brand ambassador and we'll be bringing out more and more brand ambassadors in the city as time goes on to make sure we have centers of influences that are directing people to our different facilities as they continue to open up.

Cultivation and production. Let's talk a little bit about operations. Production to buy _____ medical cannabis products during the first quarter we had a little bit of an interruption and I wanted to discuss that in a little bit of detail. We first produced a batch in early; I want to say it was early January of shatter that became a little bit unstable. We distributed it out to retailers, we saw that the product became unstable and what I mean by that is it has nothing to do with the efficacy or the quality or the cannabinoid content literally, just the optics of it.

2

So essentially, shatter, which is more of a glassy type, hard candy structure began to break down into sugar. So what we did at that time is we pulled the product back from retailers. We immediately reevaluated our operational and protocols and standard operating procedures and found out over a little bit of a period of time that we were missing a step or we added in some steps that some of our scientists hadn't done before that brought this product that was sugaring at higher temperatures and made it completely stable.

So one thing that we didn't do when we launched the IVXX brand was actually sit down and do really focused R&D. We knew how to produce the product, we knew how to put out a product that had zero parts per million. But we didn't spend enough time, in my opinion, really developing the SOP's and the protocols. So during this down time in Q1 we actually utilized that time to not only correct that product but actually sit down and review all of our products from an optics standpoint.

Never any issue with efficacy, as I said, never any issue with having residual anything in any of these products we always focus on putting out product that's zero parts per million, but optics is becoming a more and more important part of cannabis sales from flowers to prerolls, the concentrates, you name it. I mean people are starting to analyze these products like they do fine wine.

So knowing that MMSRA is coming into effect shortly and knowing that the competition is going to be decreased because there's going to be a limited amount of permits we wanted to make sure that we have those positions in place and those protocols in place prior to that happening. So it affected our Q1 sales a little bit, but again, we're in this for the long haul. We wanted to do it right and we didn't want to do it fast so we had a little bit of I don't even want to say setback we still had good overall revenue in the space but it could have been a lot better if we didn't have the slowdown associated with that in Q1.

In addition, we again announced during Q1 the subsequent quarter end we launched a new land of IVXX branded prefilled cannabis cartridges. Why are these cannabis cartridges, I think, an important part of the IVXX brand is convenience items are becoming a larger piece of the market place. Concentrates in general were maybe 10 percent of the market place a few years ago and now they're approaching 30-40 percent depending on the jurisdiction.

3

So concentrates in general are becoming a larger piece of the sales cycle and convenience items will be able to ____ these concentrates and a product like a prefilled cartridge especially in Law Vegas where people want grab and go's is becoming a larger piece of the market place. So we put a lot of time, effort, and energy into developing the oils and we put out the first line of the products, which is our lower THC applications and we're going to be launching different levels of the cartridges over the next couple months and we'll keep investors updates. But we think that's going to have a very creative impact on the revenue growth of the IVXX brand especially when we're able to introduce that into the Nevada market place.

In addition to that, we're going to be launching new varieties of cannabis strains, products with varying potencies and those types of things. Again, we used that down time in ____ to not only beef up our R&D on the prefilled cartridges as well as our regular concentrates but to sit down and decide what we want to be launching over the next 12-24 months.

A little bit of a regulatory update. California medical marijuana regulation and safety act written into law January 1, 2016 we expect that to come into force in 2018. The for profit portion of it is going to be left up to the local municipalities so we're working with the city of Oakland specifically for the Bloom dispensary up in that location to see when we can move from a not for profit status and not have to focus on operating in that manner and can work in an environment that's for profit. And so we'll keep investors apprised as to when we make traction in the local arena up there.

Business licenses are going to be issued in the state of California and they have multi different licenses from retail to cultivation, different types of extraction licenses. The beauty of our facility as a lot of you may know but some of you may not up in Oakland is we're vertically integrated. In one campus, we have retail sales, we have extraction, and we have a large-scale cultivation.

Again, this gives us a leg up on competition for not only transparency in the sales cycles from the retail standpoint but quality of product, being able to adjust product, being able to adjust strains according to what market demand looks like and having full transparency from the seed to sale cycle.

The new regulation doesn't allow for vertical integration unless you are already permitted by your local municipality. And there's not a lot of facilities in my understanding in the entire state that are going to be able to say that coming into the new regulations so I think that's going to give us a real competitive advantage and I think that's going to be a real value add for the Bloom franchise.

4

In addition to that, we're very focused on what they're now calling the Sean Parker initiative. He is the one that's backing or putting most the financial backing behind the recreational initiative in California, and that's a big focus for us. I mean I don't think recreational changes impacts the business from a significant standpoint but what it does is it's certainly a leg up. And I've used the analogy before you know California we're cruising at about 65 miles per hour and recreational bumps us up to 80. Again, it's somewhat of a quasi-recreational state with pretty lax and broad regulatory rules when it comes to patient's access to the product.

Nevada's a different story. Nevada has recreational on the ballot in November as well. Nevada is ramping up right now. The medical platform it's getting easier for patients to get signed up. All of the different companies ourselves included are making sure we're marketing to out of state people to utilize the multistate reciprocity the ability to service patients from other states. So we're doing a lot of branding and marketing so people understand that when they come in from California, Arizona, New Jersey, wherever it happens to be and they have a medical card from that state they're able to buy product in Nevada when visiting.

And I've used the analogy in Nevada, Nevada goes from about 10 miles per hour because it's a new economy to 100 if recreational passes. So we're putting a lot of our effort and energy in our marketing effort and our branding effort and just the public persona that we have and the reaction media we've been able to consume to really focus on passing that regulation come November here in Nevada.

A little bit of an operational update on the Edible Garden division. As you've read in the past, we signed additional distribution agreements, which are expected to continue to drive sales of our non-GMO fresh produce. Edible Garden received the following certification in the quarter, USDA certified organic, the non-GMO project certification, as well as kosher certification. All of these tie in to the global food safety or GFSI certification issued in September of 2015, which has been to us an important seal of approval to cement our reputation as a trusted provider of fresh natural produce.

And to tie that into the cannabis side, again, why I think we were so successful in Nevada was really to do with our large scale cultivation abilities as well our broad medical marijuana experience that we had with our team that we partnered with up in northern California. So that division showcases and brings a lot of legitimacy when we talk to legislatures and we're going through a competitive permitting process. That they see that we produce that amount of product on a monthly basis, that we don't have issues with food borne illnesses, that we manage a facility of that size and all the logistics associated with it. That's been a very strong foot forward to us, again, when we sit down with these different regulators, and we're going to continue to make sure we showcase that as we compete in new markets around the country.

5

In addition, Edible Garden signed an exclusive licensing agreement, as you read recently with Nutrasorb LLC to grow and commercialize nutritionally enhanced lettuces in different varieties that are developed in conjunction with Rutgers University under the name Super Leaf. Edible Garden provides us with a stable revenue.

So essentially, we've produced with this coalition with Rutgers University and this Nutrasorb LLC a lettuce that is extremely high from a nutrient density standpoint, it's essentially a super food. It has more antioxidants than blueberries. And consumers right now are becoming more and more educated. You know at first, they really wanted the organic and then they wanted the locally grown. So the trend now is moving towards when I spend a dollar at the grocery store what am I actually getting for that dollar from a nutrition standpoint?

And people when they buy things like iceberg lettuce they know they're getting something but it's not giving them very much back from a nutritional standpoint. And we want to make sure we put products out there and educate the consumer bases when they know they're spending a dollar with Edible Garden, they're getting a fresh local product, again, that has all the certification associated with it. But in addition to that, they're getting extremely high nutrient densities compared to our competitors.

And in addition to that, and I've said this since day one and I just tied it back in earlier to the medical cannabis side is I think we're going to see a fast track medical cannabis either broaden medical cannabis movement and potentially recreational cannabis in New Jersey. And we've been spending a lot of time and energy focusing on lobbying and focusing on working with legislators, inviting them out to our facility so that when new legislation comes into effect we can also utilize that facility for cannabis cultivation for the new shareholders that are on the call today.

With that, I'll turn the call over to Mike James, Terra Tech's chief financial officer so he can go into a little bit more depth in terms of the financials.

6

Mike James:

Thank you, Derek, and good afternoon everyone. I'll now provide you with a summary of our first quarter 2016 result. For the more detailed result please refer to the press release we issued earlier today, which is posted on our website along with a form 10Q filed with the securities and exchange commission.

In addition, please note that we compile our financials under US gap including our non-operating expenses.

For the quarter ending March 31, 2016 we generated revenues of approximately $1,548,000.00 compared to an approximately $763,000.00 for the quarter ended March 31, 2015 an increase of approximately $785,000.00 or 103 percent. The increase was primarily due to the revenue generated by Edible Garden with the sales of its herbs and floral products. As a reminder, the acquisition of Bloom Oakland closed on March 31, 2016 and the revenues from this are expected in the second quarter.

Our gross margin for the first quarter 2016 was approximately 8.65 percent compared to approximately 28.55 percent for the same period a year ago.

In the first quarter of 2016, Terra Tech's wholly owned subsidiary IVXX began to research and develop new forms of extracted cannabis products. In addition, the company has reworked and refined their proprietary recipe of extraction to produce a higher quality and more stable product in both appearance and efficacy.

The necessary activity has incurred additional cost of operations and has taken time in the lab away from our ordinary production. As CNA expenses for the quarter totaled $2 million compared to $2.3 million a year ago. The decrease was primarily due to a significant reduction in legal and consulting fees was partially offset by an increase of research and development in conjunction with IVXX's refined proprietary extraction methods.

We incurred in that loss of approximately $4.1 million or one cent per share for the quarter of 2016 compared to a net loss of approximately $2.1 million or one cent per share for the quarter ending March 31, 2105. The primary reason for the increase in the net loss are related to an increase in revenue, a decrease in cost of ______ as a percentage of revenue, a decrease in SGNA expenses, and a reduction in the issuance of convertible debt and ______.

7

Now turning to the balance sheet, on March 31, 2016 we had a cash balance of approximately $1, 131,000.00 compared to a c ash balance of approximately $418,000.00 at December 31, 2015. Short-term debt as of March 31, 2016 amounted to approximately $554, 000.00 a decrease of approximately 40 percent compared to approximately $917,000.00 as of December 31, 2015.

Stockholders equity for the first quarter of 2016 amounted to approximately $7.6 million an increase of $1.3 million compared to $6.3 million as of December 31, 2015.

Total revenues generated from cannabis products for the first quarter of 2016 totaled $130,000.00 compared to $300,000.00 for the first quarter of 2015. The decrease is due to our decision to halt production after discovering an unstable batch of product.

Now I'd like to turn the call back over to Derek for some closing comments.

Derek Peterson:

Mike, thank you for that. The other thing I want to take a moment to do is discuss real quick an update on the different projects we have coming out of Nevada before I wrap up here because I get a lot of questions on what's where in terms of construction project. And what we did before is we gave a little bit of a ballpark because it's kind of tough to give a full construction timeline until we actually get in and finish demolition and abatement and that type of thing.

So a couple of the facilities, for example, we found asbestos and we had to spend some extra time abating the asbestos. A couple of the other locations we found not to code, faulty wiring, and we're talking about older buildings here. So when you're not dealing with new construction a lot of times you're not going to see what's below the surface until you actually get in there.

And now that we've had a chance to complete demolition in all locations and complete abatement in all locations and actually been, again, construction we have firm timelines or relatively firm timelines on when we're going to finish. So first, let's tackle Decatur, which is actually one of my favorite locations because I think the neighborhood over there reminds me a lot of the facility we have up in Oakland.

Right now, as everybody knows we've submitted our Clark County business license application there, it's in full construction mode. Construction is set to conclude right around July 1 give or take a day or two and then we expect to begin operations shortly after that. So remember, once we finish construction we have to then go back to the local county and then make sure that they understand that we finished everything in compliance with how we were issued the building permits. And then we have to deal with the state to make sure they can do a final walk through and make sure that we did what we said we were going to do and execute it according to our permit.

8

And sometimes those happen in a week, sometimes those happen in two or three weeks. We were able to get through that process very quickly when it came to Western so I always like to add a week or two to buffer expectation as far as that's concerned.

Desertin we also submitted our Clark County business application for that and we're scheduled right now to finish construction towards the latter part of August.

The Reno dispensary we submitted our business license application to the City of Reno business licensing division and we're also scheduled to conclude construction at the latter part of August as well.

We expect to begin operations for both those locations, like I said, shortly after depending on how quickly we can get the local government to come in and finalize as well as the state for their final walk through.

Clark County cultivation and production. Again, we submitted our Clark County business licenses for our cultivation and production facility. We're actually putting shovel to sand in phase one of construction in July of 2016 with a completion date in January 2017. And we tweaked the facility there a little bit and I wanted to expand on this so people understood that we're trying to make sure we have some measure of flexibility because this construction is going to be in the middle of the recreational cannabis initiative.

So we're building out this facility in a scalable format meaning that come November if recreational doesn't pass we can light this up at a phase at a time. And we're not forced to build out the entire scope of the facility in one-shot if the markets not sure that it's going to be able to support the demand that's coming out of there. If we're fortunate enough and recreational passes we'll be all prepermitted and we'll be able to pivot if we need to pivot and build out the full large scale facility form the ground up to make sure that we have the full capacity we're going to need for what I believe the recreational demand will be out there.

Washoe County cultivation, we submitted our business license application with Washoe County as well and we're currently analyzing and finalizing the build out and the construction timelines and the architectural drawings up there as well. We're taking our time on that because, again, we're trying to put as much time between now and the recreational facility.

9

Recreational initiative is absolutely possible, like I said; we go from 10 miles per hour to 100 in a very short period of time if that passes. And we want to make sure that the facilities are built o accommodate that. And if not, we don't want the large overhang and the burn associated with that and we'd rather scale into it if it's going to be, you know just focusing on the slower growth as far as the medicinal program is concerned.

So again, thanks, Mike, for the financial update. I wanted to say to everybody in summary we've opened two new retail facilities you know the first being the Bloom acquisition and the second being the Western location that are in full production come for the second quarter. Which, again, when we realize the Q2 numbers everybody will see a fully integrated financial performance for all divisions, which we're excited to be able to showcase.

Legal framework from a national perspective is starting to come into place to support growth. We've been operating for the last five years with nothing but headwinds and I've said this to a lot of people in the past. We have every risk that a normal business has; we have competitive risk and marketing risk and financing risk, all those types of things.

But what a lot of people don't' realize is working in this space especially if you backtrack a few years ago, we had a ton of legislative risk, a ton of political risk, legal risk, enforcement risk. So many things that other companies don't have to deal with so that's why I'm thrilled with the progress that we've made and I'm thrilled that we've been able to execute at the level that we've been able to execute.

I mean when I started this company with Mike James and I think the first year we did a half a million in revenue and to be able to be where we are today in forecasting this year with not even a full year with Bloom at $20-22 million, we're very excited about that progress. And for the first time from my personal perch, we're operating in an environment where we're starting to begin to have some tailwinds.

If we get 2ADE figured out and we get some banking, issues figured out we're going to be able to scale very, very quickly. And we're positioning ourselves so that our brand is able to scale, so that Bloom is able to scale, and so the company in whole is able to focus on how to develop these products and put them out to consumers with economies of scale in mind once we have the environment that supports that.

So again, I wanted to say thank you to my management team that's executing in all areas of the country right now from ______ New Jersey to northern California to Las Vegas and everywhere in between. I wanted to say thank you to our stockholders that took the time to listen to the call today and we're going to continue to give updates as time goes on.

So I'd like to turn the call with that back over to Phil I know we have some questions that were sent in by shareholders and stockholders and I wanted to make sure we had an opportunity to answer some of those.

10

Philip Carlson:	Thank you, Derek. Okay, so the first question we have, give a timeframe for a potential reverse split and can you comment on potential NASDAQ up listing?

Derek Peterson:

Okay. Yeah, we get that one all the time. I've always said that my only need for a reverse split would be for an up listing and I'm sticking to that to this day. To me, to reverse into a vacuum, you know with my financial background I just don't think makes sense. Now if there were a financing need, if there were a large financier that wanted to come in and give us great terms and that was one of the things they wanted to see happen we would certainly be open to that. But as we sit right now, that's a tool and a mechanism we want to utilize for a potential up listing.

Now in terms of timing, for all practical purposes we meet most of the equity standard right now. We've been able to increase shareholders equity to $7.6 million. Every quarter it seems to be going up. So we meet the standards with the exception of a price per share. However, it's my feeling that the NASDAQ isn't going to be ready to take a cannabis company yet.

And I say that because I believe they're going to want banking regulations to be dealt with before they let a company up on the Exchange because if I'm putting myself in their shoes, I mean two things. I want a large company that has a high degree of financials, a healthy balance sheet, good operating cash flow. I want to make sure whatever company is the first company because the national news that it's going to be is going to have some size and scope and scale associated with it before I take the risk on it. Because it's going to be an embarrassment for everybody if the first company gets up there doesn't have the ability from a capitalization standpoint to remain up listed.

It's very difficult to maintain listings on exchanges. I mean right now we're putting Sarbanes Oxley type compliance into our financial protocols and our operational protocols and shortening our filing deadlines to 30 days on the Q's and 60 days on the K's instead of 45 and 90. So there's a lot of extra headwinds that are associated with up listings.

So while were in a hurry to do it because we ultimately want to be listed there, part of it is qualitative, and part of it is just waiting for the exchanges and for the industry to develop and from them to ultimately have a measure of comfort with us.

And between now and then my job and our job and the management, team's job is to build the company's scope and size so that when we do put in that application that we're a real contender that we have real legs underneath us. So I hope that kind of answers the question.

11

Philip Carlson:	Perfect. Question number two: what is therapeutics medical and is there a relationship with Inergetics?

Derek Peterson:

Okay, we've been getting a lot of questions there so no, there's no relationship with Inergetics or NRTI. What happened is those assets were collateralized by a financier of Inergetics. Inergetics, I believe the financier took possession of those assets to satisfy their debt. That financier reached out to us as a potential buyer of those assets. We looked at the assets, we looked at their ability to integrate with our consumer brands division on the Edible Garden side and we also looked at it from a broader medical cannabis perspective and I'll elaborate on that a little bit in just a second.

So we were able to get some very what we feel are good solid growth brands between the Bikini Ready and the Vitamin Way and the other distribution, products that are being distributed at what we believe are pennies on the dollar. So we purchased those assets using a dead instrument from the financiers and brought those in house for two reasons. Like I said, we believe those products and stripped out of that larger entity are going to be very valuable for us.

But more importantly, the cross selling initiatives, we picked up about 5,000 retail doors with those products. Those are 5,000 retail doors in addition to the 1,800-1,900 that we already have where we can cross sell Edible Garden products and vice versa. So for us, it was a one plus one type scenario equaling three. And more importantly, if you look what's going on in Canada right now the pharmacies are trying to get in the medical marijuana distribution and that type of thing. And the distributors that we picked up on the Vitamin Way side a large amount of those were pharmacies and those types of stores.

So we don't know where medical cannabis or recreational cannabis sales are going to go in the future nobody can say that for certain, but I wanted to make sure that we have all avenues covered and an acquisition of these assets gives us penetration in vendor accounts in the large scale retailers. If they ever end up being sales points for cannabis in any way, shape, or form, we've to existing relationships with them distributing product into it.

12

And I always, one of my famous sayings is the Wayne Gretzky analysis, you know the famous hockey player, why are you so successful, Wayne? Because I skate where I think the puck is going to be not where it is. Now I don't know exactly where the puck is going to be but I can tell you I want to make sure and make certain that we're at least in the ballpark of where we think it's going to be despite what people are telegraphing in the short term now.

So we're building out our own retail initiative with the Bloom dispensary, obviously, one sales point but if that's ever opened up or broadened out, like I said, we've got existing relationships with key products and long standing relationships and the reputation of being able to fulfill with a lot of these major, major retailers throughout the country. And that's a huge leg up for us for distributing additional products down the line.

Philip Carlson:

Great. Next question. There are many states on the verge of having medical marijuana become legalized, are there any plans in the works for Terra Tech to expand its medical marijuana business across the US outside of California and Nevada?

Derek Peterson:

Yeah, I mean, absolutely. We want to be everywhere, right. I mean everywhere that it's productive for us. So the first thing we do is we look at the legislation and then we look at the things like population density second. And New York's a great example of that. We started down the road in New York; we started building relationships meeting with legislatures. And then when we found out the regulations were going to be so limited and it was going to just really force the continuation of the black market there, we bowed out.

And we bowed out because we didn't want to put the capital forth in what we would perceive is a limited market. And my understanding is that we're hearing that people are in a relatively _____ situation right there now because of that.

So we have an absolute interest to look at other markets. We have other applications out there in different jurisdictions that we're waiting on seeing if we get them. But for all practical purposes, you know California with the size of the economy that it is and being the largest cannabis economy in the country if not potentially the world, we want to execute here. We want to execute at home and we want to execute in Las Vegas because if recreational passes in Las Vegas with over 40 million people coming in here on an annual basis that's a significant market place. I mean the national average is somewhere just shy of 10 percent for people that have utilized cannabis before. If that is the same ratio, we see in Las Vegas from a recreational standpoint the numbers are staggering when you extrapolate that across just a handful of dispensaries.

So we're excited mostly about, those two markets but we're absolutely paying attention to everything that's going on around the country. Florida's an important market to us but we're not going to go anywhere unless the legislation is broad enough to make sure that we can recoup the money that we put out or the capital and energy that we put out from a financial standpoint. What we're primarily looking for right now is additional acquisitions in the California market place.

13

It looks like Colorado might be opening up to out of state investments and that's another focus 'cause it's very developed market there so we're certainly going to be looking for good operators in that market place as well.

So we're certainly open to everything, so summarize, but we're focusing on California and Nevada as the key market places. We're focusing on a long-term gain of gaining additional permits out there but at the same time, we want to make sure we focus on our short game, which is short term and creative cash flowing acquisitions, which, again, we were excited about the Bloom acquisition because it's going to be a nice cash flow metrics for us. And again, we're excited about having the ability to be able to showcase that in our Q2 numbers.

Philip Carlson:	Do the owners of Bloom also own The Green Door in San Francisco?

Derek Peterson:

Love our shareholders they always do a lot of homework. Yeah, there's some ownership overlap. And I think I had said this in a prior call or in an interview somewhere, you know when Sol and I won the permit up in Oakland none of us had any long term experience operating medical cannabis dispensaries. So the first thing that we did is we looked around the Bay area for some of the better operators and we met with all of them to bring them in as operational partners.

And ultimately, when we finished that round of due diligence we arrived at the team that was operating The Green Door. Which has been around for a substantial amount of time, has built a great reputation in the city for not only their service and customer service but also for the strain, the unique strains and the consistency of their menu board.

And they brought that over to Bloom, which is why we went from zero to where we are today in such a short period of time, you know seeing 1,000 patients a day, having over 40,000 registered patients. We did 2,092 patients on April 20 and we wouldn't have been able to do that without that core competency and that core expertise.

So yes, there is ownership overlap and it's nice for us because it gives us an additional retail outlet to push the IVXX product in the city of San Francisco, which is a very developed market for us.

14

Philip Carlson:	Could you supply some information on how well the sales are going at the Bloom Las Vegas location on Western Avenue and the expected opening date on Decatur Blvd.

Derek Peterson:

So we touched on all the opening dates. So again, Decatur we're going to finish construction right around July 1 and then depending on when the state comes down and gets the final walk through, you know we think a week or two after that we'll be able to open for operations. And then we'll pry want to do a soft opening just like we did in Western and then scale into something that's broader.

In addition to that, like I said, I don't want to go into individual sales reporting for individual units we'll be able to showcase that and highlight that and discuss that in further detail. And I also want to remind investors and shareholders that when I put out the revenue guide and it said $20-22 million for 2016 that only included three quarters of Bloom in Oakland. So the run rate is lot more significant than that number one. And number two; I estimated zero sales for the entire state of Nevada for the remainder of the year.

And I did that because forecasting, like I said, is a delicate art blended with science as it is and to do that in a new economy in a new area in a new industry to me was very challenging. So I'd rather just get a run rate, a developed run rate going in there, review it after Q2, and if I need to make an upward assessment or an upward adjustment to the $20-22 million for 2016 we'll do that at some point later in the year.

Philip Carlson:	Okay, next question is can you discuss the decrease in IVXX revenue for Q4?

Derek Peterson:

Yeah, Q4 was a little bit of a different issue. So when we launched the IVXX brand, to be able to produce extracts we need access to trim, outdoor, you know great indoor flowers and those types of things to be able to run. There's a lot of brands that are developed I the California market place that have built relationships with a lot of these providers. So when we jumped in the middle of the supply chain and started scrambling for product to put into the machines to be able to produce concentrates, we wanted to make sure that A) that it was top tier product but B) a lot of these people already had their product spoken for.

Now that they know that we're a major producer out there, now that we know that we have a significant appetite we've been able to build those relationships and on a go forward bases specifically in Q2 and from now going forward we feel like we have a handful of providers that produce an outstanding product. So the quality and to get the quality out is not an ongoing issue backing up to late to mid last year, like I said, we were always scrambling for product having to outbid people just to get the relationships in so that we had product going in.

15

We obviously have trim and that type of thing and other product coming out of our own cultivation but Bloom was not part of Terra Tech, obviously, at that time so the beauty of having those conjoined now is that seed to sale supply chain. So we have our own onsite cultivation that we're able to pull product from and we have our own onsite cultivation that has the leftover trim product that we're able to run on a consistent weekly basis 'cause we have the cultivation to basically set up to do a weekly biweekly harvest, perpetual harvest up there.

So that's now a benefit for us so it's alleviating any issues of us having quality product to put in the machines to get the quality product out ultimately.

Philip Carlson:	Lastly, what are the 2016 projected revenue targets for IVXX and Edible Gardens?

Derek Peterson:

Yeah, I didn't want to break down as far as this segments concerned but like I said, we put up the $20-22 million and that was a combination of three quarters of Bloom, a little bit of progress out of the farm and a little bit of progress out of IVXX. So again, we didn't count for much growth in IVXX, we didn't account for anything out of Nevada as far as that estimate was concerned. I wanted to be ultimately conservative. We're thrilled with where those numbers sit and like I said, you know come the latter part of the year if we feel like we need to up those estimates after we have a chance to see what's coming out of Nevada and then how we see these prefilled cartridges take place in the California market place we'll make some adjustments if we need to.

Philip Carlson:	Perfect. That is all.

Derek Peterson:

That concludes the questions. Phil, I want to thank you guys for hosting the call and again, thank our stockholders on behalf of the management team, the officers, and the directors of Terra Tech. Again, we appreciate you guys standing behind us and being so intently focused on every step that we make. We're going to continue to put out progress reports in both Nevada as well as for IVXX and as well for Edible Garden, which again, has been a nice quarter for us that we're thrilled about.

We're excited about Q2. Again, we're really excited about showcasing the financials, the integrated financials that are basically, what I believe is all divisions operating at ______. And then Nevada we're really excited about getting everything up and operating. And for Nevada the next year, the next couple years are a great growth story for us here. And like I said, if recreational passes we're really excited about how that's going to affect our topline revenue numbers and we'll certainly adjust expectations when legislation like that passes.

Again, thank you everybody for taking the time. We look forward to the next call for Q2.

[End of Interview]

16